UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 18, 2006
TD Banknorth Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51179	01-0437984

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9540, Two Portland Square, Portland, Maine		04112-9540

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (207) 761-8500
Not Applicable

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 19, 2006, the Employment Agreement among TD Banknorth Inc. (“TD Banknorth”), The Toronto-Dominion Bank (“TD”), the majority shareholder of TD Banknorth, and William J. Ryan, Chairman of the Board and Chief Executive Officer of TD Banknorth, was amended to reflect the change in Mr. Ryan’s titles as discussed below under “Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.” A copy of the amendment to the Employment Agreement among TD Banknorth, TD and Mr. Ryan is included as Exhibit 10.1 to this report, which is incorporated herein by reference.
     On October 19, 2006, the Human Resources and Compensation Committee of the Board of Directors of TD Banknorth (the “Committee”) granted Edward Schreiber, Executive Vice President, Chief Risk Officer of TD Banknorth, restricted stock units with respect to the common shares of TD with a grant date value of $2.0 million. These restricted stock units will become completely vested on October 19, 2009 if Mr. Schreiber remains employed until such date, subject to earlier vesting upon termination of employment due to death, disability or involuntary termination other than for “cause,” as defined in the agreement. However, even if the restricted stock units vest prior to the third anniversary of the date of grant, payment will be delayed until the third anniversary and will be contingent upon the executive’s compliance with the non-solicitation and confidentiality provisions in the agreement. The restricted stock units will be paid out in cash based on the closing price of the TD common shares on October 19, 2009. The grant agreement is included as Exhibit 10.2 to this report, which is incorporated herein by reference.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On October 18, 2006, the Board of Directors of TD Banknorth appointed Bharat Masrani, who currently serves as President of TD Banknorth, to also assume the position of Chief Executive Officer, effective on March 1, 2007. Mr. Masrani will continue to report to William J. Ryan, who will relinquish his position as Chief Executive Officer on March 1, 2007 and remain as Chairman of the Board of Directors, a full-time executive officer position.
     Mr. Masrani has served as President of TD Banknorth since September 2006. He has served as a Director of TD Banknorth and TD Banknorth, NA since October 2005, and served as Vice Chair of TD, the majority shareholder of TD Banknorth, from November 2005 until August 2006. Prior to November 2005, Mr. Masrani served as Executive Vice President, Risk Management of TD. Prior to May 2003, Mr. Masrani served as Executive Vice President of TD and Vice Chair, Credit Asset Management of TD Securities. Prior to October 2002, Mr. Masrani served as Executive Vice President of TD and President and Chief Executive Officer of e.Bank and TD Waterhouse International. Prior to May 2002, Mr. Masrani served as Senior Vice President of TD and President and Chief Executive Officer of TD Waterhouse International. Prior to January 2002, Mr. Masrani served as Vice Chair, President and Chief Executive Officer of TD Waterhouse Europe and Senior Vice President of TD. Mr. Masrani is 50 years old.

     On October 19, 2006, the Committee determined that commencing November 1, 2006 Mr. Masrani will be paid an annual salary of $500,000. A detailed review of the compensation of all executive officers of TD Banknorth will be made at a forthcoming meeting of the Committee. It is contemplated that Mr. Masrani’s total compensation in 2007 will be no less favorable than the compensation of Mr. Ryan in his current capacity as Chief Executive Officer of TD Banknorth. Mr. Masrani’s salary through October 31, 2006 is being paid by TD.
     For additional information, see the press release issued by TD Banknorth on October 23, 2006 included as Exhibit 99 to this Current Report on Form 8-K, which is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
     (a) Not applicable.
     (b) Not applicable.
     (c) The following exhibits are included with this Report:

Exhibit No.	Description

10.1	Second Amendment, dated October 19, 2006, to the Employment Agreement, dated as of August 25, 2004, among TD Banknorth Inc., The Toronto-Dominion Bank and William J. Ryan

10.2	Restricted stock unit award agreement – cash settlement to Edward Schreiber with respect to the common shares of TD, dated October 19, 2006

99	Press Release, dated October 23, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TD BANKNORTH INC.
By:	/s/ Peter J. Verrill
	Name:	Peter J. Verrill
	Title:	Vice Chair and Chief Operating Officer

Date: October 23, 2006

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